                                                               February 14, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                              Columbia Energy Group
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                                File No. 70-9131

Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Order of the Commission dated May 6, 1998, authorizing the activities as more fully described in the Joint Application/Declaration, as amended, the undersigned hereby certifies to the Commission that:


                        Confidential treatment requested.






                                            Very truly yours,

                                            COLUMBIA ENERGY GROUP


                                            By:  /s/ J. W. Grossman
                                               ---------------------------------
                                                 J. W. Grossman, Vice President

                            COLUMBIA SERVICE PARTNERS
                                Income Statement
                     For the Quarter Ended December 31, 1999
                                  ($ THOUSANDS)


                        Confidential treatment requested

                            COLUMBIA SERVICE PARTNERS
                                  Balance Sheet
                             As of December 31, 1999
                                  ($ thousands)


                        Confidential treatment requested

                         Columbia Petroleum Corporation
                                Income Statement
                        Quarter Ending, December 31, 1999
                                     ($000)


                        Confidential treatment requested

                         Columbia Petroleum Corporation
                                  Balance Sheet
                             As of December 31, 1999
                                     ($000)


                        Confidential treatment requested